Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the inclusion in amendment no. 1 to the registration statement on Form S-1 (No. 333-148650) of Global Telecom & Technology, Inc. of our reports dated April 16, 2007 relating to the financial statements of Global Telecom & Technology, Inc. and Subsidiaries as of December 31, 2006 and 2005, and for the year ended December 31, 2006 and the period from inception (January 3, 2005) to December 31, 2005; of GTT-EMEA Limited and Subsidiaries for the period from January 1, 2006 to October 15, 2006; and of Global Internetworking, Inc. and Subsidiaries as of September 30, 2006 and for the year then ended and for the period from October 1, 2006 to October 15, 2006. We also consent to the reference to our firm under the caption “Experts.”
/s/ J.H. Cohn LLP
Jericho, New York
February 4, 2008